EXHIBIT 10.35

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk to denote where omissions have been made. The confidential material has been filed separately with the Commission.

EXTENSION OF LEXAR / UMC FOUNDRY CAPACITY AGREEMENT

This Extension of Lexar / UMC Foundry Capacity Agreement (“Extension”) is entered into as of December 28, 2004 (“the Effective Date”) by and between Lexar Media, Inc. (“Lexar” or “Buyer”) incorporated in Delaware, with offices at 47300 Bayside Parkway, Fremont, California 94538; and UMC Group (USA) (“UMC” or “Seller”), with offices at 488 DeGuigne Drive, Sunnyvale, CA 94085.

WHEREAS the parties previously entered a Foundry Capacity Agreement with an effective date of August 12, 2003 (the “Agreement”) which was to remain in effect until December 31, 2004;

WHEREAS the Agreement stated by its terms that the parties could by mutual written agreement extend the term of the Agreement for successive one year periods; and

WHEREAS the parties to the Agreement now desire to extend the Agreement for the first such one year period;

THEREFORE, the parties agree:

1.    Pursuant to section 5.1 of the Agreement, the Agreement is extended for a one year period to terminate, unless further extended, on December 31, 2005.

2.    The materials attached hereto as Exhibits A and B shall be appended to, and considered to be a part of, Exhibits A and B, respectively, of the Agreement.

3.    This Extension shall in all respects be interpreted, enforced and governed by and under the laws of the State of California, without regard to its conflict of laws rules. The language of this Extension shall be construed as a whole according to its fair meaning, and not strictly for or against either of the parties. Except for requests for injunctive or other equitable relief, which may be heard in any court of competent jurisdiction, any disputes hereunder shall be adjudicated only by courts located in San Jose, California, or the Northern District of California, as appropriate, to whose exclusive jurisdiction the parties hereby consent.

ACCORDINGLY, each Party to this Agreement represents and warrants that the representatives signing on their respective behalf is authorized to enter into this Agreement and to bind that Party to its terms.

LEXAR MEDIA, Inc.	By: /s/ Vincent Nguyen Name: Vincent Nguyen Title: VP Operations

UMC GROUP (USA)	By: /s/ Simon Fang
Name: Simon Fang
Title: VP, Sales

Exhibit A

Lexar’s Wafer and Tapeout Forecast, and Projected 0.25um Product Roadmap for

2H Y2003, 2004 and Y2005

(Monthly 8” equivalent wafer-outs)

The following Forecast Table for Y2005 to be added under Exhibit A:

Y2005

a)—Wafer Forecast:

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
0.45um	*	*	*	*	*	*	*	*	*	*	*	*
0.25um	*	*	*	*	*	*	*	*	*	*	*	*

b)—New Product/Project Tapeout Forecast:

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
0.45um
0.25um		*	*	*	*	*	*	*

Exhibit B

Production Wafer Pricing

The following wafer pricing for Y2005 to be added under Sections A & B of the Exhibit B:

A—UMC’s generic 0.45um, Logic, 1P2M, 5V process with no ESD Implant, no polyimide and non-EPI

Production Wafer Price Table:

	Q1	Q2	Q3	Q4
Price / Wafer	$*	$*	$*	$*

B—UMC’s generic 0.25um, Logic, 1P3M, 2.5V/5.0V & 2.5V/3.3V processes with no ESD Implant, no polyimide and non-EPI, 20 mask layers, 22 photo steps process.

Production Wafer Price† Table: (Non-USB2.0 Wafers)

	Q1	Q2	Q3	Q4
Price / Wafer	$*	$*	$*	$*

† Above mentioned Base Price is for wafers which do NOT include the *.

Pricing for the above mentioned 0.25um process for wafers which include the * will be per UMC Quotation # LEX051303-025LOGIC-B, dated May 13, 2003.

* Material has been omitted and filed separately with the Commission.